 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST BANCORPORATION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST BANCORPORATION, INC.

NOTICE OF ANNUAL STOCKHOLDERS' MEETING TO BE HELD APRIL 25, 2013

Dear Fellow Stockholders:

The West Bancorporation, Inc. (the "Company") Annual Meeting of Stockholders will be held in the David L. Miller Conference Center at the Company's headquarters, 1601 22nd Street, West Des Moines, Iowa on Thursday, April 25, 2013, at 4:00 p.m. Central Time.  We will review the progress of the Company and answer questions during the meeting.  If a quorum of stockholders is represented at the meeting, in person or by proxy, the following matters will be presented for votes:

Item 1.	The election of 14 directors nominated in the proxy statement to serve as the Board of Directors until the next Annual Meeting and until their successors are elected and have been qualified;

Item 2.	The approval, on a non-binding basis, of the 2012 compensation of the named executive officers disclosed in the proxy statement;

Item 3.	The ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013; and

Item 4.	All other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 21, 2013, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to notice will be available for inspection, upon written request, at the Company's offices at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after this notice is first mailed.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy electronically via the internet, email, or fax as instructed on the card.  A prompt response would be appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to be held on April 25, 2013:

Copies of the documents included in this mailing, the proxy statement, Form 10-K, and summary annual report, are also available at www.snl.com/irweblinkx/docs.aspx?iid=1021570.

We hope you will personally attend the Annual Meeting, and we look forward to seeing you there.  Thank you for your interest in the Company.

For the Board of Directors,

 /s/ David R. Milligan

David R. Milligan
Chairman
West Bancorporation, Inc.

March 6, 2013

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PROXY STATEMENT

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Proxy Statement Table of Contents

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, Iowa  50266

PROXY STATEMENT
2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 25, 2013

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the "Board") of West Bancorporation, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting"). The meeting will be held in the David L. Miller Conference Center at the Company's headquarters, 1601 22nd Street, West Des Moines, Iowa, on April 25, 2013, at 4:00 p.m. Central Time, and at any and all adjournments thereof.  A copy of the Company's 2012 summary annual report to stockholders and Form 10-K containing the annual report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2012, accompany this proxy statement.  This proxy statement, form of proxy, and other accompanying materials are first being mailed to stockholders on or about March 6, 2013.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is a document, also referred to as a "proxy card," on which you authorize someone else to vote for you in the way that you want to vote. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. You may also choose to abstain from voting.

What is a proxy statement?

A proxy statement is a document required by the Securities and Exchange Commission (the "SEC") that, among other things, explains the items on which you are asked to vote on the proxy card.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on February 21, 2013, the record date for the Annual Meeting, you owned shares of Company common stock. There were 17,403,882 shares of the Company's common stock outstanding at the close of business on that date, all of which are eligible to vote at the Annual Meeting. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision on each matter.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders designated on the proxy card as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

If you sign and return the proxy card and an issue comes up for a vote at the Annual Meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

What if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board of Directors: (i) the election of 14 directors, (ii) the non-binding vote on the 2012 compensation of the named executive officers, and (iii) a vote on ratification of McGladrey LLP as our independent registered public accounting firm for the 2013 fiscal year.

Proxy Statement Table of Contents

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on such matters in a manner they consider appropriate.

How do I vote?

After reviewing this document, please submit your proxy using any of the voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy card promptly in the enclosed envelope or through the internet, email, or fax by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all 14 nominees named in this proxy statement, "FOR" the say-on-pay proposal, and "FOR" the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the 2013 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder of your shares (which is usually referred to as "street name" ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder's responsibility to vote your shares in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e. street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, we ask that you complete and return your proxy card or vote via the internet, email, or fax in advance of the Annual Meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but they are not permitted to vote on non-routine matters unless they have received voting instructions from you. The ratification of the appointment of an issuer's independent registered public accounting firm is considered a routine matter, while the election of directors and say-on-pay proposals are both considered non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm but generally will not be permitted to vote on the election of directors or say-on-pay proposal. If your broker does not receive instructions from you on how to vote on a particular matter on which your broker does not have discretionary authority to vote, your broker will return the proxy to us indicating the broker does not have authority to vote on these matters. This is generally referred to as a "broker non-vote" and will affect the outcome of the voting as described below under "What options do I have in voting on each of the proposals?" Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the Annual Meeting.

If I hold shares in the West Bancorporation Employee Savings and Stock Ownership Plan, who votes my shares?

If you are a holder of stock in the Company's Employee Savings and Stock Ownership Plan (the "Plan"), you can direct the Trustee of the Plan how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Trustee, then the Trustee shall vote the shares held for your benefit in the same proportion as those shares of stock held in the Plan for which the Trustee has received proper directions for voting.

Proxy Statement Table of Contents

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to ist Shareholder Services, 433 S. Carlton Ave., Wheaton, Illinois 60187;

•	timely submitting another proxy via the internet, email, or fax, if that is the method you originally used to submit your proxy;

•	sending notice to us at the address below that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the Annual Meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the internet, email, or fax).

On February 21, 2013, the record date, there were 17,403,882 shares of common stock issued and outstanding. Therefore, at least 8,701,942 shares need to be present, in person or by proxy, at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee at the discretion of the proxy holders. Proxies cannot be voted for more than 14 nominees. We have no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

The directors are elected by a plurality, and the 14 nominees receiving the greatest number of votes cast "FOR" their election will be elected as directors of the Company. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the 2012 compensation of the named executive officers and the ratification of the appointment of McGladrey LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2013.

The vote on our executive compensation is advisory and is not binding on the directors of the Company. However, the Compensation Committee of the Board will consider stockholder votes in establishing our compensation plans for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be presented for a vote at the Annual Meeting.

The proxy card included in this proxy statement indicates the number of shares owned by an account attributable to you.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file within four business days after the meeting.

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Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors, or employees, without extra compensation, may solicit proxies in person, via email, or by telephone. We may reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

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PROPOSALS FOR ANNUAL MEETING

Item 1. Election of Directors.

The Bylaws of the Company provide that the number of directors of the Company shall not be less than 5 nor greater than 15. The Board currently consists of 11 members.  For reasons explained below in the Report of the Nominating and Corporate Governance Committee, the Board has set the number of directors for 2013 at 14. Proxies cannot be voted for more than 14 persons.

The term for directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death, or incapacitation.

The Board recommends a vote "FOR" each of the nominees listed in the table below.

Properly executed proxies in the accompanying form will be voted "FOR" the election of the listed individuals, unless contrary instructions are given.  If any nominee or nominees shall become unavailable for election, it is intended that the size of the Board will be reduced accordingly provided that the number of nominees shall not be less than 5.  Any stockholder has the option to withhold authority to vote for any or all nominees or to withhold authority to vote for individual nominees.  Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

Information concerning the nominees, including their ages, year first elected as a director, and business experience during the previous five years as of February 21, 2013, is set forth below.  All of the nominees, except Michael J. Gerdin, Sean P. McMurray, and Philip Jason Worth, are currently serving as directors of the Company. All of the nominees, except Mr. Gerdin and Mr. McMurray, are currently serving as directors of the Company's wholly-owned subsidiary, West Bank.

Name (Age)	Has Served as Director Since	Principal Occupation and/or Position with Company and West Bank and Location
Frank W. Berlin (Age 67)	1995	Consultant, Frank W. Berlin & Associates, and Director of the Company and West Bank West Des Moines, Iowa
Thomas A. Carlstrom (Age 67)	2009	Neurosurgeon, private practice, and Director of the Company and West Bank Des Moines, Iowa
Joyce A. Chapman (Age 68)	2009	Retired and Director of the Company and West Bank Des Moines, Iowa
Steven K. Gaer (Age 52)	2011	Chief Operating Officer and General Counsel, R&R Realty Group, and Director of the Company and West Bank West Des Moines, Iowa
Michael J. Gerdin (Age 43)	-	Chairman and Chief Executive Officer, Heartland Express, Inc. North Liberty, Iowa
Kaye R. Lozier (Age 67)	2009	Director of Donor Relations, Community Foundation of Greater Des Moines, and Director of the Company and West Bank Des Moines, Iowa
Sean P. McMurray (Age 45)	-	Senior Vice President, Equifax, Inc. Clive, Iowa
David R. Milligan (Age 65)	2009	Chairman and Director of the Company and Director of West Bank West Des Moines, Iowa
George D. Milligan (Age 56)	2005	President, The Graham Group, Inc., and Director of the Company and West Bank Des Moines, Iowa
David D. Nelson (Age 52)	2010	Chief Executive Officer, President, and Director of the Company; Chairman, Chief Executive Officer, and Director of West Bank West Des Moines, Iowa
James W. Noyce (Age 57)	2009	Retired and Director of the Company and West Bank West Des Moines, Iowa
Robert G. Pulver (Age 65)	1984	President and Chief Executive Officer, All-State Industries, Inc., and Director of the Company and West Bank West Des Moines, Iowa
Lou Ann Sandburg (Age 64)	2011	Retired and Director of the Company and West Bank Clive, Iowa
Philip Jason Worth (Age 41)	-	Sales Manager, Gilcrest/Jewett Lumber Company, and Director of West Bank West Des Moines, Iowa

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The particular experiences, qualifications, attributes, and skills that led the Board to conclude that each nominee should serve as a director are as follows.

Frank W. Berlin has served as a Director of West Bank since 1995.  Mr. Berlin is a consultant and former President of Frank W. Berlin & Associates, a West Des Moines company specializing in employee benefits.  He also has extensive knowledge and experience with executive compensation programs.

Thomas A. Carlstrom has served as a Director of West Bank since 1996.  Dr. Carlstrom is a neurosurgeon in private practice in Des Moines.  He has extensive knowledge of and familiarity with the Central Iowa business community.

Joyce A. Chapman has served as a Director of West Bank since 1975.  Mrs. Chapman served as an officer of West Bank from 1971 until she retired as Executive Vice President in 2006.  During her career at West Bank, she served in a variety of capacities, covering virtually all aspects of bank administration and operation.  Mrs. Chapman is also a board member of the public company American Equity Investment Life Holding Company of West Des Moines, Iowa.  She has extensive knowledge and experience with bank practices and procedures.

Steven K. Gaer has served as a Director of West Bank since 2011. Mr. Gaer is Chief Operating Officer and General Counsel for R&R Realty Group, Central Iowa's largest commercial real estate development, management, and investment company. He has extensive knowledge of commercial real estate structuring, financing, and underwriting. He is also currently serving as the Mayor of the City of West Des Moines, Iowa; a position he has held since April 2007. Mr. Gaer is also serving on the following boards: Greater Des Moines Partnership; Choose Des Moines Communities; Metropolitan Planning Organization; and the County Assessor Boards for Polk, Dallas, Madison, and Warren counties.

Michael J. Gerdin is the Chairman and Chief Executive Officer of Heartland Express, Inc. which is a publicly traded company that is a short-to-medium haul truckload carrier with corporate headquarters in North Liberty, Iowa. From 1998 to 2001, he was President of A&M Express, a wholly-owned subsidiary of Heartland Express. In 2001 Mr. Gerdin was appointed as Vice-President of Regional Operations, and in 2006 he was appointed as President of the Company. He became Chairman and Chief Executive Officer in 2011. Mr. Gerdin has familiarity with the Eastern Iowa business community and has extensive experience in a public company environment.

Kaye R. Lozier has served as a Director of West Bank since 2005.  Mrs. Lozier is the Director of Donor Relations for the Community Foundation of Greater Des Moines.  She is involved in the Des Moines area, serving as Chair for the Des Moines Enterprise Zone Commission.

Sean P. McMurray served as the Chief Executive Officer and founder of DataVision Resources for the past fifteen years. DataVision Resources was recently acquired by Equifax, Inc., and he now serves as a Senior Vice President at Equifax, Inc. Equifax specializes in the development and implementation of information technology platforms designed to enhance data and workflow processes and solutions. In conjunction with DataVision and Equifax, Mr. McMurray has provided assistance to notable financial services companies, including Wells Fargo & Co., Bank of America, and The Principal Financial Group. Previously, he was the Chief Technology Officer of SmartyPig, LLC and was principally responsible for managing the integration with SmartyPig, LLC partner banks. This included satisfying all regulatory and compliance issues, monitoring risk and security during and post integration, designing accounting and tax solutions on the financial aspects of SmartyPig, LLC, and managing training and interaction between SmartyPig, LLC and the partner banks. He has also helped to build and design the business platform for Businessolver, LLC where he serves as an owner and board member. Mr. McMurray has extensive knowledge related to technology in the financial services industry.

David R. Milligan has served as a Director of West Bank since 2000.  Mr. Milligan has served as Chairman of the Company since April 2010.  Mr. Milligan joined West Bank in 1980 and served in various capacities, including General Counsel.  He retired as Executive Vice President of the Company, and as Chairman and Chief Executive Officer of West Bank on December 31, 2004.  He served as a Director of the Company from 2002 through 2004, and as Vice Chairman of West Bank until December 2006.  He was a self-employed attorney and “Of Counsel” with Ahlers & Cooney, P.C. of Des Moines, Iowa, from March 2007 through February 2009.  Mr. Milligan resumed part-time employment with West Bank in February 2009 and full-time employment in May 2009.  Mr. Milligan was elected interim Chief Executive Officer of the Company and interim Chief Executive Officer and Chairman of West Bank in July 2009 and served in those positions until April 1, 2010.  He then served as Executive Vice President of West Bank from April 1, 2010, through April 30, 2010. He has extensive knowledge of bank regulatory matters, loan portfolio management, and corporate governance.

Proxy Statement Table of Contents

George D. Milligan has served as a Director of West Bank since 1994.  Mr. Milligan is President of the Graham Group, Inc., a Des Moines, Iowa-based real estate development and investment company.  He has extensive knowledge of commercial real estate financing and underwriting.  He is also a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.

David D. Nelson has served as a Director of West Bank since 2010. Mr. Nelson joined the Company on April 1, 2010, as Chief Executive Officer and President and as Chairman and Chief Executive Officer of West Bank. Mr. Nelson has more than 27 years of experience in commercial banking.  Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President, Wells Fargo Bank Rochester, in Rochester, Minnesota.  He has strong backgrounds in customer relationship building, credit, and leadership development.

James W. Noyce has served as a Director of West Bank since 2009.  Mr. Noyce has nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer of FBL Financial Group, Inc. and Farm Bureau Financial Services Companies from January 2007 through April 2009 and Chief Financial Officer from January 1996 through December 2006.  Prior to that, Mr. Noyce held various positions with FBL Financial Group, Inc. and Farm Bureau Financial Services Companies, including Controller and Vice President.  He served on the Advisory Committee to Farm Bureau Bank for approximately seven years until May 2009.  Mr. Noyce served as the Senior Advisor and Major Gifts Officer for Drake University Athletics from August 2009 to November 2010.  Mr. Noyce is a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.  He is also a board member of the registered investment company Berthel Fisher Financial Services, Inc. of Marion, Iowa. He is an audit committee financial expert and serves as Chair of the Audit Committee.  Mr. Noyce is a Certified Public Accountant (inactive), a Fellow of the Casualty Actuarial Society, and an Associate of the Society of Actuaries.

Robert G. Pulver has served as a Director of West Bank since 1981.  He has also served as Vice Chairman of the Board since July 2009.  Mr. Pulver is the President and Chief Executive Officer of All-State Industries, Inc., an industrial rubber products manufacturer, which he founded and has operated for 37 years.

Lou Ann Sandburg has served as a Director of West Bank since 2011. Mrs. Sandburg served as Vice President of Investments at FBL Financial Group, a publicly traded financial services company located in West Des Moines, Iowa, from 1998 until her retirement in 2008. From 1980 through 1998, Mrs. Sandburg managed various fixed-income portfolios at FBL. Mrs. Sandburg is a board member of the registered investment company Berthel Fisher Financial Services, Inc. of Marion, Iowa. She is also a chartered financial analyst.

Philip Jason Worth has served as a Director of West Bank since 2011. He grew up in West Des Moines, Iowa, and has been working in the family business, Gilcrest/Jewett Lumber Company since 1999. Gilcrest/Jewett Lumber Company was founded in 1856, and Mr. Worth represents the sixth generation of ownership. The company supplies building materials to general contractors and homeowners in Central and Eastern Iowa and employs 230 people at four retail locations. The company focuses on building strong, lasting relationships, extending and managing their own credit, and staying active in the communities it serves. Mr. Worth has extensive knowledge of and familiarity with the real estate construction business in the Company's primary markets.

As noted above, with the exception of Mrs. Chapman, who is a director of American Equity Investment Life Holding Company, Mr. Gerdin, who is a director of Heartland Express, Inc., Mr. G. Milligan, who is a director of United Fire & Casualty Company, Mr. Noyce, who is a director of United Fire & Casualty Company and Berthel Fisher Financial Services, Inc., and Mrs. Sandburg, who is a director of Berthel Fisher Financial Services, Inc., none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or registered as an investment company under the Investment Company Act of 1940.  Those are the only directorships which require disclosure that have been held by the nominees in the past five years except for Mr. Pulver who was previously a director of The Summit Group.

None of the nominees for director have any family relationship with any other nominees or with any executive officers of the Company.

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Item 2. Approve the 2012 Compensation of the Company's Named Executive Officers.

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enacted in July 2010, and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct an advisory stockholder vote to approve compensation of named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s pay program for its named executive officers. We currently hold our says-on-pay vote every year. The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2012 as listed in the Summary Compensation Table (appearing on page 28 of this proxy statement) and as described in more detail in the Compensation Discussion and Analysis section of this proxy statement.  The Company believes that its executive compensation programs, as explained in the Executive Compensation section of this proxy statement, are straightforward and reasonable. As explained in the Compensation Discussion and Analysis section, the general objectives of, and important factors for, the Company's executive compensation program include significant emphasis on the long-term success of the Company through long-term performance of its executives. Stockholders are urged to carefully read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and narrative disclosures that describe the compensation of our named executive officers in 2012. The Board has previously approved the 2012 compensation.

The following resolution is submitted for stockholder approval:

"RESOLVED, that West Bancorporation, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the West Bancorporation's proxy statement dated March 6, 2013."

Approval of this resolution requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating this vote, abstentions will be disregarded and have no effect on the outcome of the vote. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

The Board recommends a vote "FOR" approval of the 2012 compensation of the named executive officers.  Proxies in the accompanying form will be voted "FOR" approval of the 2012 compensation of the named executive officers unless contrary instructions are given.

Item 3. Ratify the Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has selected the accounting firm of McGladrey LLP, independent certified public accountants, as the independent registered public accounting firm for the Company for the year ending December 31, 2013.  McGladrey LLP will conduct the audit examination of the Company and its subsidiary for 2013.  McGladrey LLP was also the independent registered public accounting firm and performed the Company's audit for the years ending December 31, 2012 and 2011.  The Company is asking its stockholders to ratify the appointment of McGladrey LLP.  For a description of the fees for services rendered by McGladrey LLP for 2012 and 2011, and a description of the Company's policy regarding the approval of independent registered public accountants' fees, see the section of this proxy statement titled Independent Registered Public Accounting Firm.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to request stockholder approval of its appointment of McGladrey LLP.  In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding McGladrey LLP.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Under applicable law, the ratification of the appointment of McGladrey LLP requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating the votes, abstentions on the ratification of the appointment of McGladrey LLP will be disregarded and have no effect on the outcome of the vote.

The Board recommends a vote "FOR" the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013.  Proxies in the accompanying form will be voted "FOR" the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013, unless contrary instructions are given.

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Other Matters.  Management does not know of any other matters to be presented at the Annual Meeting, but should other matters properly come before the Annual Meeting, the proxies will vote on such matters in accordance with their best judgment.

GOVERNANCE AND BOARD OF DIRECTORS

General

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are generally held on a quarterly basis, special meetings held from time to time, and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisors, such as our legal counsel, auditors, and other consultants.

The Board currently has 11 directors and will have 14 directors after the Annual Meeting, if all nominees set forth in this proxy statement are elected. The Board has determined that the following 9 existing directors are “independent” as defined by the Nasdaq Listing Rule 5605(a)(2) and Item 407 of Regulation S-K, and the Board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions.

Frank W. Berlin
Thomas A. Carlstrom
Joyce A. Chapman
Steven K. Gaer
Kaye R. Lozier
George D. Milligan
James W. Noyce
Robert G. Pulver
Lou Ann Sandburg

The Board has also determined that new nominees, Michael J. Gerdin, Sean P. McMurray, and Philip Jason Worth, would be independent directors, if elected.

In 2012, the Board held five regularly scheduled meetings, one organizational meeting, and one Executive Committee meeting. Each director is required to attend at least 75% of the full Board meetings and the meetings of any committees on which the director serves. This requirement was satisfied by all directors. Board members are encouraged to attend the Annual Meeting, and all Board members attended the 2012 Annual Meeting, except Ms. Chapman.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Risk Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations, Corporate Governance section of the Company's website (www.westbankiowa.com). The primary responsibilities of the committees are described below. The 2012 report of the Audit, Compensation, and Nominating and Corporate Governance Committees follows the descriptions.

Board Leadership Structure

The Board believes that having a non-chief executive officer director serve as Chairman of the Board is in the best interests of stockholders.  The Board intends to maintain the leadership structure of a non-chief executive officer chairman for at least the foreseeable future.  The Board and its Nominating and Corporate Governance Committee believe that this structure will continue to be useful in providing consistent oversight and strategic direction to the Company.  The Board does not intend to micro-manage the Company and expects Mr. Nelson to take the lead in developing strategic plans and day-to-day leadership and performance of the Company.  The Board intends to periodically review its leadership structure and make changes as dictated by the circumstances and the best interests of the stockholders.

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Board's Role in Risk Oversight

The Board has historically performed its risk oversight function primarily through the Audit, Compensation, and Nominating and Corporate Governance Committees, which report to the whole Board and are comprised solely of independent directors. In 2010, the Board established a Risk Committee to begin formalizing Board involvement in risk management. In 2012, the Risk Committee formally began its duties of monitoring and overseeing the enterprise risk management process for the Company. The Board also uses an Executive Committee comprised of four independent directors, the Chairman, and the Chief Executive Officer for updates and consultations on an as needed basis.  This structure has provided greater day-to-day Board awareness of policy and operational issues at the Company.

The Risk Committee is comprised of independent directors and may request any officer of the Company to attend meetings, including Harlee Olafson, the Company's Chief Risk Officer. A charter was first adopted for this committee during 2012. Under its charter, the Risk Committee is charged with identifying and assessing the risks facing the Company and overseeing the development, implementation, and monitoring of the Company's risk management process. The Risk Committee also oversees the division of risk-related responsibilities to each of the other Board committees. The Risk Committee is currently overseeing and reviewing with management the Company's credit, market, liquidity, reputation, regulatory, strategic, and similar risks on a quarterly basis. On an annual basis, the Risk Committee reviews policies and procedures regarding risk management, information technology and safety, liquidity, and any other policies regarding employee conduct. The functions of the Risk Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankiowa.com) under Investor Relations, Corporate Governance.

The Board's Audit Committee, which also functions as West Bank's Audit Committee, is charged with reviewing with management the Company's financial, transaction, and operational risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.  These reviews are completed at least annually.  In addition, the Audit Committee has quarterly executive sessions with both the Company's independent and internal auditors concerning any topic of concern to the auditors.  Internal auditing is done by an independent public accounting firm retained by the Audit Committee.  The Audit Committee also retains and receives an annual report from an independent public accounting firm employed specifically to review West Bank's trust department.

The Compensation Committee is charged in its charter with at least annually reviewing all compensation policies, practices, and plans of the Company to determine whether they encourage excessive risk-taking or pose any other threat to the safety and soundness of the Company or West Bank or are otherwise inconsistent with the stockholders' long-term best interests.

Code of Ethics

We have a Code of Conduct in place that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, officers, and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct may be viewed on the Company's website (www.westbankiowa.com) under Investor Relations, Corporate Governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website. The Risk Committee reviewed the Company's Code of Conduct during 2012 and recommended changes to the Board, which the Board implemented.

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Committees of the Board of Directors

Audit Committee.  The members of the Audit Committee are James W. Noyce, Chair, Joyce A. Chapman, George D. Milligan, and Lou Ann Sandburg.  Each of the Audit Committee Members is considered "independent" according to Nasdaq listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. Mr. Noyce is an "audit committee financial expert" as defined in the Sarbanes-Oxley Act of 2002 and related regulations based on his level of education and work experience, as described previously in this proxy statement.  The Audit Committee selects the independent auditors; reviews with the independent and internal auditors the plan, scope, and results of the auditors' services; approves their fees; and reviews the Company's financial reporting and internal control functions and risk assessment.  The Audit Committee has authority to retain special legal, accounting, or other consultants as it deems appropriate or necessary. The Audit Committee also performs the other duties set forth in its charter.  The Audit Committee is prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects.  The Audit Committee reviews its charter at least annually and recommends changes to the Board when deemed necessary.  The Audit Committee met four times during 2012 and also met with the Company's management and internal and independent auditors four times in executive session. Messrs. G. Milligan and Noyce are members of the Audit Committee who also serve on the audit committee of another listed company (United Fire & Casualty Company). Mrs. Sandburg also serves on the audit committee of Berthel Fisher Financial Services, Inc., a listed company. The functions of the Audit Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankiowa.com) under Investor Relations, Corporate Governance.

Compensation Committee.  The Compensation Committee consists of Steven K. Gaer, Chair, Frank W. Berlin, Thomas A. Carlstrom, and Robert G. Pulver, all of whom are considered "independent" as defined by Nasdaq listing requirements, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code, and a "non-employee" director under Section 16 of the Exchange Act. As required by the Compensation Committee's charter, the members of the Compensation Committee are elected annually by the independent directors of the Board. The Compensation Committee annually reviews the Company's compensation and benefit programs, including compensation for the named executive officers. The Compensation Committee makes compensation recommendations to the Board concerning amounts and the form of executive and director compensation. The independent directors of the Board determine the compensation. The Compensation Committee has authority to retain consultants and advisors, which it does periodically. The Compensation Committee did use a compensation consultant in 2011 and 2012. The Compensation Committee retained Frederic W. Cook & Co., Inc. ("F.W. Cook") in July 2011 to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters.

F.W. Cook was independent, reported directly to the Chair of the Compensation Committee and performed no other work for the Company. During 2011, F.W. Cook assisted the Compensation Committee in its review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which the Company competes for executive talent. F.W. Cook also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. During 2012, F.W. Cook continued to review and monitor our executive compensation programs.

The Compensation Committee may delegate any of its authorities to a sub-committee, but has not done so to date. The Compensation Committee considers input from the executive officers concerning executive and other compensation, but is not required to do so. The Compensation Committee met 10 times during 2012. The functions of the Compensation Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankiowa.com) under Investor Relations, Corporate Governance. Additional details about the Compensation Committee's processes and procedures are discussed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee members are Kaye R. Lozier, Chair, Frank W. Berlin, George D. Milligan, and Robert G. Pulver, all of whom are considered "independent" as defined by Nasdaq listing requirements. As required by the Nominating and Corporate Governance Committee's charter, the members of the Nominating and Corporate Governance Committee are elected annually by the independent directors of the Board. During 2012, the Nominating and Corporate Governance Committee met five times.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director nominees proposed in this proxy statement.  It develops policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its stockholders.  The Nominating and Corporate Governance Committee will consider for nomination at the 2014 Annual Meeting, as part of its nomination process, any director candidate recommended by a stockholder who follows the procedures shown under the heading 2014 Stockholder Proposals below.

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The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company;

b)	Review current directors of West Bank;

c)	Solicit input from existing directors and executive officers; and

d)	Review submissions from shareholders, if any.

The following criteria will be considered when evaluating nominee candidates:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds;

2.	Directors who have high-level managerial experience or are accustomed to dealing with complex challenges; and

3.
Directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies while also taking into consideration the assessment of the overall composition and needs of the Board.

A majority of the Board's directors shall be independent directors under the criteria for independence created by the SEC and Nasdaq. The Nominating and Corporate Governance Committee has historically considered diversity in its director nomination process without a formally developed policy. The Nominating and Corporate Governance Committee anticipates that it will continue to consider diversity in its nominating process by looking for differences of viewpoint, professional experience, education, skills, and other individual qualities and attributes as well as characteristics such as race, gender, and national origin.

b)	Selection Criteria

In considering possible candidates for nomination as a director, the Nominating and Corporate Governance Committee and other directors consider the following general guidelines and criteria:

1.
Each director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting, and have a reputation for working constructively with others;

2.	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

3.	Each director should be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director; and

4.
The Chief Executive Officer is expected to be a director.  Other members of senior management may be nominated to be directors, but Board membership is not necessary or a prerequisite for senior executive positions.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders.

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Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby states as follows:

•	It has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2012, with management;

•
It has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
It has received the written disclosures and the letter from our independent accountant, McGladrey LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence;

•
Based on the review and discussions referred to immediately above, it recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC;

•	It has reviewed and approved or ratified all related party transactions between the Company and its directors; and

•	The Board has approved the Audit Committee Charter.

The undersigned members of the Audit Committee have submitted this report.

James W. Noyce, Chair
Joyce A. Chapman
George D. Milligan
Lou Ann Sandburg

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified above. No Compensation Committee members have ever been officers or employees of the Company or West Bank. No executive officer served as a director or member of the compensation committee of any other entity whose directors or executive officers served as a member of our Board or a member of the Compensation Committee.

Compensation Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Compensation Committee hereby states as follows:

•	It has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management, and

•	Based on the review and discussion referred to immediately above, it recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this report.

Steven K. Gaer, Chair
Frank W. Berlin
Thomas A. Carlstrom
Robert G. Pulver

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Nominating and Corporate Governance Committee Report

During 2012, the Nominating and Corporate Governance Committee reviewed the composition of the existing Board giving specific attention to the questions of the desirable size of the Board and how many insiders should be on the Board. Based on its review of these questions, the Nominating and Corporate Governance Committee decided to recommend increasing the size of the Board to 14 directors and recommended three additional nominees, Messrs. Gerdin, McMurray, and Worth. In addition, the Nominating and Corporate Governance Committee decided that it was in the best interest of the stockholders to continue the model of having only one member of management, the Chief Executive Officer, on the Board in order to clearly differentiate the roles of the Board and management.

The Nominating and Corporate Governance Committee also evaluated the qualifications and performance of each of the current members of the Board. In its evaluation, the Nominating and Corporate Governance Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Nominating and Corporate Governance Committee's charter.  The Nominating and Corporate Governance Committee then polled each director to determine his or her willingness to stand for re-election and determined that each was willing to continue service.  The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for 2013 director nominees in 2012. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2013.

Based on the foregoing, the Nominating and Corporate Governance Committee recommended to the Board that Frank W. Berlin, Thomas A. Carlstrom, Joyce A. Chapman, Steven K. Gaer, Kaye R. Lozier, David R. Milligan, George D. Milligan, David D. Nelson, James W. Noyce, Robert G. Pulver, and Lou Ann Sandburg should be nominated for re-election to the Board at the Annual Meeting. The Board also nominated Michael J. Gerdin, Sean P. McMurray, and Philip Jason Worth for election to the Board at the Annual Meeting. The Board accepted these recommendations.

During 2012, the Nominating and Corporate Governance Committee reviewed its charter and minor changes were recommended to the Board, which the Board implemented.  The charter may be reviewed on the Company's website (www.westbankiowa.com) under Investors Relations, Corporate Governance.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

Kaye R. Lozier, Chair
Frank W. Berlin
George D. Milligan
Robert G. Pulver

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Executive Officers of the Company

The following table sets forth summary information about the current executive officers of the Company.

Name	Age	Position with the Company or West Bank
Douglas R. Gulling	59	Executive Vice President and Chief Financial Officer of the Company; Director and Chief Financial Officer of West Bank
David D. Nelson	52	Director, Chief Executive Officer, and President of the Company; Chairman and Chief Executive Officer of West Bank
Harlee N. Olafson	55	Executive Vice President and Chief Risk Officer of the Company; Director, Executive Vice President, and Chief Risk Officer of West Bank
Brad L. Winterbottom	56	Executive Vice President of the Company; Director and President of West Bank
The executive officers of the Company are elected on an annual basis by the Board of Directors.  An executive officer may be removed by the Board of Directors, whenever in its judgment, the best interests of the Company will be served thereby.

The principal occupation or business and experience of the executive officers of the Company and West Bank for the past five years are set forth below.

Douglas R. Gulling is Executive Vice President (since 2004) and Chief Financial Officer (since 2001) of the Company.  He was a member of the Company's Board from 2009 through April 2011. He also serves as a director (since 2005) and Chief Financial Officer (since 2002) of West Bank.  Mr. Gulling is a Certified Public Accountant (inactive) and has been employed in the banking industry since 1979.

David D. Nelson is Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of West Bank (since 2010).  Mr. Nelson is a member of the Company's Board (since 2010). Mr. Nelson has more than 27 years of experience in commercial banking.  He most recently had been President, Southeast Minnesota Business Banking and President, Wells Fargo Bank Rochester in Rochester, Minnesota.  He has strong backgrounds in customer relationship building, credit, and leadership development.

Harlee N. Olafson is Executive Vice President and Chief Risk Officer of the Company and of West Bank (since 2010). He also serves as a director of West Bank (since 2011). Mr. Olafson has more than 33 years of experience in commercial banking. Prior to joining the Company, he was President, Southern Minnesota Business Banking and President, Wells Fargo Bank Mankato in Mankato, Minnesota. He has strong business development, credit, and team building backgrounds.

Brad L. Winterbottom is Executive Vice President of the Company (since 2006) and director and President (since 2000) of West Bank.  He was a director of the Company's Board from 2009 through April 2011. He joined West Bank in 1992 and has served as an executive and policy maker since 1998.  He has extensive experience in commercial lending and loan portfolio administration and knowledge of the Central Iowa business community.  Mr. Winterbottom has been employed in the banking industry since 1981.

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2012 Director Compensation

For the first three quarters of 2012, directors of the Company received an annual retainer of $8,000, payable quarterly. Effective October 1, 2012, committee chairpersons began receiving an additional $500 per quarter. This change replaces the prior policy of paying committee chairpersons an additional $100 per committee meeting. Directors also receive $500 per regular meeting (Board and committee.) Members of the Audit Committee receive $600 per Audit Committee meeting. Mr. David Milligan also received a monthly fee of $5,000 for his service as Chairman of the Board. He maintains an office at the Company's headquarters and works regular office hours on Board matters and special assignments for West Bank. Directors of the Company who also served as directors of West Bank received fees of $500 for each West Bank board meeting attended (11 meetings held) plus an annual retainer of $6,500, and $500 for each committee meeting attended. On September 5, 2012, each director was granted a restricted stock unit award with respect to 588 shares of the Company's common stock. It is anticipated that annual directors' fees going forward will include an annual grant of restricted stock units. Messrs. Nelson, Gulling, Olafson, and Winterbottom do not receive directors fees, including the restricted stock units granted to directors.

The following table sets forth all compensation earned or paid to our directors for services rendered in the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by West Bank ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Frank W. Berlin	$19,100	$18,500	$6,000	$—	$43,600
Thomas A. Carlstrom	15,000	20,000	6,000	2,256	43,256
Joyce A. Chapman	13,800	13,000	6,000	—	32,800
Steven K. Gaer	18,400	18,000	6,000	—	42,400
Kaye R. Lozier	14,100	15,500	6,000	—	35,600
David R. Milligan	71,000	19,500	6,000	—	96,500
George D. Milligan	16,500	18,500	6,000	400	41,400
James W. Noyce	16,700	14,000	6,000	—	36,700
Robert G. Pulver	18,400	17,500	6,000	480	42,380
Lou Ann Sandburg	15,600	14,000	6,000	—	35,600

(1)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of restricted stock units awarded on September 5, 2012, valued in accordance with FASB ASC Topic 718. Each non-employee director was granted 588 restricted stock units which have a vesting date of April 25, 2013. These were the only outstanding non-employee director equity awards as of December 31, 2012.

(2)	All other compensation consists of fees normally charged by the West Bank trust department, which were waived for directors.

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Security Ownership of Certain Beneficial Owners and Executive Officers

The following table contains the shares of the Company's common stock beneficially owned by each director, director nominee, and named executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company and subsidiary (including named executive officers) as a group.  The ownership information is as of February 21, 2013.

Name	Shares Beneficially Owned (1) (2)	Percent of Total Shares Outstanding
Frank W. Berlin	50,856	*
Thomas A. Carlstrom (3)	40,997	*
Joyce A. Chapman (4)	28,224	*
Steven K. Gaer	1,000	*
Michael J. Gerdin	—	*
Douglas R. Gulling	25,999	*
Kaye R. Lozier	3,020	*
Sean P. McMurray	7,000	*
David R. Milligan	25,709	*
George D. Milligan	7,500	*
David D. Nelson	45,830	*
James W. Noyce	3,000	*
Harlee N. Olafson	7,266	*
Robert G. Pulver (5)	79,459	*
Lou Ann Sandburg	1,250	*
Brad L. Winterbottom (6)	22,525	*
Phillip Jason Worth	—	*
Executive officers and directors as a group (17 persons)	349,635	2.01%
*Indicates less than 1% ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power.  Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's Employee Savings and Stock Ownership Plan, and has sole investment and voting power with respect to such shares.

(3)	Includes Dr. Carlstrom's shares held in his spouse's name. Dr. Carlstrom disclaims any beneficial ownership of 3,000 shares held in his spouse's name.

(4)	Includes Mrs. Chapman's shares held in her spouse's name. Mrs. Chapman disclaims any beneficial ownership of 28,224 shares held in her spouse's name.

(5)	Includes Mr. Pulver's shares held in his spouse's name. Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse's name.

(6)	Includes Mr. Winterbottom's shares held in his spouse's name. Mr. Winterbottom disclaims any beneficial ownership of 6,000 shares held in his spouse's name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock. The ownership information is as of February 21, 2013.

Name and Address	Shares Beneficially Owned	Percent of Total Shares Outstanding

The Jay Newlin Trust 6165 NW 86th Street Johnston, IA 50131	1,041,952	5.99%

American Equity Investment Life Holding Company 6000 Westown Parkway West Des Moines, IA 50266	1,440,592	8.28%

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company's directors and executive officers and persons who own more than 10% of the Company's common stock file initial reports of ownership and reports of changes of ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) form indicating that any one person owns more than 10% of the Company's stock and the Company does not know of any one stockholder who owns more than 10% of the Company's stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2012 were filed, with four exceptions. Messrs. Gulling, Nelson, and Winterbottom each filed one late form, which involved one late transaction, and all were related to a grant of RSUs. Mr. Nelson filed one late form which involved four late transactions, all of which related to dividends reinvested in common stock held within two brokerage accounts.

Change in Control Agreements

The Company does not know of any arrangements or pledges that would result in a future change in control of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our named executive officers. It explains the structure and rationale of the various elements of compensation for our named executive officers. Our CD&A is organized as follows:

•	Overview and Executive Summary. We provide some background and highlights to put the overall disclosure in perspective.

•
Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attempting to attract and retain executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.

•
Consideration of 2012 Say-on-Pay. The 2012 advisory vote on executive compensation resulted in approximately 96% of the votes cast in favor of our compensation programs for our named executive officers.

•
Elements of Compensation. There are several components that make up our compensation program, including base salary, annual bonuses and equity awards. We emphasize elements of compensation that tie executive compensation to performance.

•	Compensation Process. We regularly review our executive compensation programs to ensure that we are meeting the needs of the Company, West Bank, and our stockholders.

•
Analysis of 2012 Compensation. We set forth our analysis of 2012 compensation decisions and explain why the compensation for our named executive officers in 2012 reflected our compensation objectives and performance.

•
Regulatory Considerations. We describe the impact of guidance established by the Federal Deposit Insurance Corporation (the "FDIC") and other bank regulatory agencies, in addition to various other regulatory requirements, on our decisions regarding our executive compensation.

•	Share Ownership and Retention Guidelines. We require our named executive officers to maintain a significant equity interest in our Company. Our ownership and retention guidelines are explained.

Overview and Executive Summary

Financial and Operational Performance.

The Company, through West Bank, provides lending, deposit, and trust services for individuals and businesses. We offer competitive personal and commercial banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies during varying economic conditions. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility.

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The fiscal year ended December 31, 2012, was considered a very good year for the Company and West Bank. After repaying our U.S. Department of the Treasury's Troubled Asset Relief Program ("TARP") financial assistance in 2011, we established a goal of financial performance in the top quartile of our benchmarking peer group. A few highlights of 2012 performance include:

•	Return on average assets: 1.21%

•	Return on average equity: 12.34%

•	Efficiency ratio: 50.83%

•	Texas ratio: 11.25%

Moreover, the Company returned to a level of profitability that puts us in the top quartile of bank holding companies in the United States with assets between $1 billion and $3 billion (according to the September 2012 Bank Holding Company Performance Report). In addition, the Company was recognized by the investment banking firm, Sandler, O'Neill + Partners, L.P., as one of the top 25 community banks in the country and was included as one of "The 50 Best Users of Capital" by the magazine Bank Director.

Summary of Our Executive Compensation Programs.

The Company and West Bank share an executive management team. The members of the executive management team, including the named executive officers, are compensated by West Bank not by the Company. The compensation packages of the named executive officers are determined and approved by the Compensation Committee based on their performance and roles for both the Company and West Bank.

The Company and West Bank are committed to paying for performance. We believe this commitment is reflected in the fact that a significant amount of our named executive officers' compensation is provided through programs in which the amounts ultimately received vary to reflect our performance. Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and West Bank and to promote both the near- and long-term profitable growth of the Company and West Bank. Total compensation for each named executive officer varies with the Company's and West Bank's performance in achieving financial and non-financial objectives and with individual performance. Prior to 2012, our named executive officers were compensated almost exclusively through their annual base salaries due to the TARP program executive compensation restrictions and prohibitions. As the Company repaid its TARP financial assistance in 2011, the Compensation Committee in 2012 reviewed and reconsidered our executive compensation programs in light of the fact that the TARP compensation restrictions and prohibitions no longer applied to us.

During 2012, our Compensation Committee again retained an independent compensation consultant, F.W. Cook, to review our executive compensation programs. The Compensation Committee made several changes to our executive compensation programs that were, in part, based on the review by F.W. Cook. F.W. Cook helped us to identify a peer group of 16 financial institutions that are similar in regional presence, asset size, and business model, which we have used to compare our executive compensation programs. The Compensation Committee approved the adoption, and our stockholders approved the 2012 Equity Incentive Plan, pursuant to which the Company is now able to use equity incentive awards to align the compensation of our named executive officers with the long-term interests of our stockholders by focusing our named executive officers on the performance of our stock and returns to our stockholders. Our Compensation Committee also approved new employment agreements for our named executive officers. The agreements include provisions that are intended to let our named executive officers focus on discharging their responsibilities by aligning their individual best interests with the Company's and West Bank's best interests. Additionally, the agreements include restrictive covenants protective of the Company that would apply in certain circumstances following the respective officer's separation from service with the Company. Finally, our Compensation Committee adopted a deferred compensation plan intended to help our named executive officers plan for their financial futures.

Based on our disclosures in our 2012 proxy, we received a 96% favorable say-on-pay vote. The Compensation Committee believes that this positive result is reflective of our stockholders' approval of our executive compensation programs. While this vote was with respect to our compensation programs in effect prior to the 2012 changes described in this CD&A, the Compensation Committee believes that the changes described this year are consistent with our compensation philosophy and objectives.

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Objectives of Our Compensation Program

Our compensation program goal is to create superior long-term value for our investors by attracting, motivating, and retaining outstanding employees who not only serve our customers but who also generate financial performances better than our competitors and other peers. Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Tie compensation to performance;

•	Provide equity compensation tied to long-term value for stockholders;

•	Align executives' financial interests with those of stockholders;

•	Support the Company's values, strategy, and development of employees;

•	Foster a team approach among top executives;

•	Attract, retain, and align leaders capable of delivering superior business results;

•	Provide competitive cash compensation and benefits opportunities; and

•	Adhere to the highest legal and ethical standards.

Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. In 2011, the Compensation Committee conducted, with the assistance of F.W. Cook, a comprehensive review of our executive compensation program in light of trends in market practice, recent regulatory developments, peer group, and internal considerations. In 2012, the Compensation Committee again retained F.W. Cook to continue to review and monitor our executive compensation program in light of trends in market practice, regulatory developments, peer group, and internal considerations. As a result, various aspects of the program were modified, with some such modifications first becoming effective in 2012. The following overview explains the structure and rationale of the elements of compensation used for 2012.

Base Salary

We consider base salary as a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. The Compensation Committee reviews each named executive officer's base salary annually, as well as at the time of a promotion or other change in responsibility. Base salaries are established and adjusted using criteria that include the level of responsibility for the position, base salary data for other internal positions, and base salaries for similar positions at financial institutions in our peer group. In considering the practices of our peer group, we target base salaries to be competitive when compared to our peer group companies.

Annual Incentive Bonus

Annual cash bonuses are another important piece of total compensation for our named executive officers because they are intended to support and encourage the achievement of our business goals and strategies by tying a meaningful portion of compensation to financial results for the year as compared to internal and external standards. Opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

As a result of the Compensation Committee's review of the Company's compensation program, bonuses for named executive officers for 2012 will be determined based on quantitative and qualitative analyses. The quantitative analysis includes the Company's relative performance with respect to return on assets, return on equity, the efficiency ratio, and the Texas ratio against its peer group. The qualitative analysis includes any and all items deemed relevant by the Committee including, for example, regulatory action and changes in dividends. The Committee may increase or decrease the bonuses indicated from the peer comparison as it sees fit in its discretion, with all determinations by the Committee being final. Positive Company earnings are required for any bonuses to be paid to named executive officers.

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The quantitative analysis has two parts: (1) performance against our peer group in four key areas; and (2) the Company's net profit compared to the prior year with positive earnings required for any bonuses to be paid to our named executive officers. The four key areas, each of which is equally weighted, in which we measure our performance against our peer group are return on average assets, return on average equity, efficiency ratio, and Texas ratio. These ratios were selected because the Committee believes they encompass the important aspects of financial performance: earnings, capital levels, expense control, and asset quality. Based on our ranking among our peers in each of these four key areas, our named executive officers are eligible for a cash bonus payment equal to:

Level	Peer Ranking	% Salary
	Above 75th Percentile	60%
Maximum	75th Percentile	60%
Target	Median	40%
Threshold	25th Percentile	20%
	Below 25th Percentile	—

If our ranking in the peer group falls between any of the listed points, the named executive officers will be eligible for a proportional cash bonus.

Long-Term Stock Incentives

Equity compensation is the other key element of the total compensation program for our named executive officers. It is our intent to use the West Bancorporation, Inc. 2012 Equity Incentive Plan (the 2012 Plan), which authorizes various types of long-term incentive awards, in driving the creation of long-term value for stockholders, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We are including equity compensation because it supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to stockholder value creation.

•	Align executives' interests with those of stockholders.

•	Attract executives, particularly those interested in building long-term value for stockholders, as equity compensation is an element of competitive pay packages for executives.

•	Retain executives and reward future service by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings and Stock Ownership Plan which is intended to assist executives as well as all eligible employees in providing for income and financial security in retirement. Executives participate under the same terms as other eligible employees. During 2012, this plan provided for a 100% Company matching contribution on participant deferrals up to 6% of the participant's pay and an additional 4% discretionary Company contribution (in each case subject to applicable IRS limitations on contributions).

Deferred Compensation

We adopted the West Bancorporation, Inc. Deferred Compensation Plan in October 2012, effective as of January 1, 2013, to provide certain individuals with additional deferral opportunities in planning for their retirements. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan and provides an opportunity for eligible participants, including directors and key officers of the Company and its subsidiary (including the named executive officers), to voluntarily defer receipt of a portion of their cash compensation. Each eligible individual makes his or her own decision with respect to participation in the Deferred Compensation Plan. The Company and West Bank have the right to make discretionary contributions under the Deferred Compensation Plan on behalf of participants, though we currently have no intention of making such contributions. Compensation deferred under the Deferred Compensation Plan will be payable on a date or dates selected by each participant at the time of enrollment. In the event of a change in control of the Company, any amounts deferred by a participant will be distributed in a lump sum and any Company contributions will be distributed in accordance with the participant's elections. The Deferred Compensation Plan currently provides for a notional interest rate equal to the Moody's Seasoned Aaa Corporate Bond Rate as in effect as of January 1 of the applicable year. As of January 1, 2013, no individuals had chosen to participate in the Deferred Compensation Plan.

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Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits. Our named executive officers participate in our employee benefit programs on the same terms as other eligible employees. Car allowances and reimbursement of club dues were provided on a selective basis in the past, but were eliminated at the beginning of 2012 in an effort to streamline the program, reflect general trends in practice, and focus on compensation tied to performance.

Employment Agreements

During 2012, we entered into new employment agreements with each of our named executive officers that set forth key terms of employment for each such officer. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge, and background needed to achieve our business goals and strategy.

Mr. Nelson. Mr. Nelson will serve as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under his agreement, as well as a member of the board of directors of both entities. The initial term under Mr. Nelson's agreement ends on December 31, 2015, but the agreement renews automatically for one-year terms on January 1, 2015, and on each January 1 thereafter. Mr. Nelson is entitled to a minimum annual salary pursuant to the agreement, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreement, upon an involuntary termination of Mr. Nelson's employment, he will be entitled to severance benefits contingent upon his execution of a general release of claims. Under the agreement, Mr. Nelson will be subject to non-compete and non-solicit restrictive covenants following the termination of his employment.

Messrs. Gulling, Olafson, and Winterbottom. Under their respective agreements, Mr. Gulling will serve as Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer of West Bank, Mr. Olafson will serve as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom will serve as Executive Vice President of the Company and President of West Bank. Each individual will also serve as a member of the board of directors of West Bank. The initial term under each agreement ends on December 31, 2014, but the agreements renew automatically for one-year terms on January 1, 2014 and on each January 1 thereafter. Messrs. Gulling, Olafson, and Winterbottom are each entitled to a minimum annual salary pursuant to their agreements, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreements, upon an involuntary termination of the respective executive's employment, the executive will be entitled to severance benefits contingent upon his execution of a general release of claims. Under the agreements, Messrs. Gulling, Olafson, and Winterbottom will be subject to non-compete and non-solicit restrictive covenants following termination of employment.

2012 Equity Incentive Plan - Acceleration of Awards

The 2012 Plan provides for possible accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Under the 2012 Plan, and to the extent not provided otherwise in the agreements setting forth the terms of the award, vesting will be accelerated for outstanding awards upon a “change in control” of the Company (as defined in the 2012 Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquiror and a participant's employment is terminated without “cause” or a participant resigns for “good reason,” the participant's awards will become vested (this is what is known as a “double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (a “single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with various strategic transactions for the benefit of the stockholders. Further, the award agreements under the 2012 Plan generally provide that vesting will be accelerated for outstanding awards upon the respective participant's disability or death.

No Tax Gross-Ups

Under Section 280G of the Internal Revenue Code, an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. While many companies provide excise tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we do not believe it is appropriate to provide this type of protection to any executive.

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Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation programs. It reviews each element of compensation for each of our named executive officers at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee takes into account the scope of the named executive officer's responsibilities, performance and experience, as well as competitive compensation levels in reviewing compensation. During the annual review process, the Compensation Committee also reviews our full-year financial results against other banking organizations and reviews the structure of our compensation programs relative to sound risk management.

In particular, our executive compensation decisions consider several factors of which the primary are:

•	Key financial measurements;

•	Strategic initiatives related to our business;

•	Achievement of specific operational goals relating to the executive's area of oversight;

•	Compensation of other Company executives; and

•	Compensation of peer group executives.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. In July 2011, the Compensation Committee retained F.W. Cook to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. F.W. Cook is independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company. During 2011, F.W. Cook assisted the Committee in the review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. F.W. Cook also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. During 2012, the Compensation Committee again retained F.W. Cook to continue to review and monitor our executive compensation program in light of trends in market practice, regulatory developments, and internal considerations.

Role of Executive Officers

Various members of management facilitate the Compensation Committee's consideration of compensation for our named executive officers by providing information for the Committee's review. This includes, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers, technical and regulatory considerations, and input on program design and possible modifications.

Market Benchmarking

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. In 2011, we gathered information on pay levels and practices for a group of publicly traded companies selected based on their business focus, scope and location of operations, size, and other considerations. A group of 12 benchmark companies was jointly selected by our Consultant and management and approved by the Compensation Committee in 2011. In January 2012, four additional companies were added to the group at the Compensation Committee's direction. The Company's peer group consists of 16 financial institutions, as listed below, that are similar in regional presence, asset size, and business model. The Company is in the middle of the group in terms of size.

BankFinancial Corporation	Horizon Bancorp	MidWestOne Financial Group, Inc.
Baylake Corp.	Isabella Bank Corporation	MutualFirst Financial, Inc.
CFS Bancorp, Inc.	Macatawa Bank Corporation	NASB Financial, Inc.
Firstbank Corporation	Mercantile Bank Corporation	Pulaski Financial Corp.
First Mid-Illinois Bancshares, Inc.	MetroCorp Bancshares, Inc	QCR Holdings, Inc.
Hills Bancorporation

The companies in the group will be reviewed and evaluated on a regular basis.

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Analysis of 2012 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our named executive officers in 2012 was based on our business results. As noted above, the Company returned to a level of profitability that puts us in the top quartile of bank holding companies in the United States with assets between $1 billion and $3 billion (according to the September 2012 Bank Holding Company Performance Report). This section discusses the compensation actions that were taken in 2012 for our named executive officers, as reported in the Executive Compensation section below.

Base Salary

Salaries for our named executive officers for 2012 were set as follows in light of the factors mentioned above: Mr. Nelson - $350,000; Mr. Gulling - $247,000; Mr. Olafson - $247,000; and Mr. Winterbottom - $247,000. Salaries for 2013 remain at 2012 levels.

Annual Incentive Bonus

For 2012, the maximum bonus percentage for our named executive officers was increased to 60% of base salary in light of historical market practices, the Company's performance, and the continuing development of the executive team.

Based on peer group analysis using September 30, 2012 data, we believe Company results likely will be at or above the 75th percentile of our peer group. As such, we believe our named executive officers will be eligible to receive a cash bonus with respect to 2012. However, because the ultimate amount of the cash bonus is based on the Company's performance compared to that of the peer groups for the entire year and the Committee's qualitative analysis, the amount of the cash bonus payments will not be known until after the peer group institutions have reported their financial results for 2012.

Long-Term Stock Incentives

During 2012, our Compensation Committee made two separate equity grants to our named executive officers comprised solely of restricted stock units. The first grant, made in May 2012, was a one-time grant intended to bring our equity compensation pay practices more in line with market practice and our peer group. In part, this grant was also intended to provide our named executive officers with compensation they could have earned during the TARP period even after applying the TARP compensation limitations. The Committee chose to wait until after we were out of TARP to make these awards. On June 29, 2011, we redeemed all of the preferred stock that we sold to the Treasury pursuant to TARP. The May 2012 grant was in the form of restricted stock units and the terms of the grant are intended to satisfy those portions of the TARP compensation rules that otherwise would have applied had the grant been made as a long-term incentive under the TARP compensation rules during the TARP period. The May 2012 grant will vest in full in May 2014.

The second equity grant was made in August 2012 when Mr. Nelson was awarded 8,233 restricted stock units and Messrs. Gulling, Olafson, and Winterbottom each received 5,810 restricted stock units. This grant was intended to be an annual equity award with respect to 2012 and is intended to be a part of a broader annual award program pursuant to which the Compensation Committee can continue to further align our named executive officers' interests with those of our stockholders. The equity awards were in the form of restricted stock units vesting in annual installments tied to continued service over a period of five years. This approach is designed to align executives' interests with the interests of stockholders, provide a long-term planning horizon, mitigate excessive risk-taking, and retain participants by providing a compensation package that is competitive.

We also anticipate granting equity awards for 2013.

Regulatory Considerations

As a publicly traded financial institution, the Company must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

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Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

In the summer of 2010, the various financial institution regulatory agencies worked together to issue additional guidance, Guidance on Sound Incentive Compensation Policies, that was, in many respects, intended to serve as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.

Also, once further risk assessment guidelines and procedures, as required under the Dodd-Frank Act, are finalized by the financial institution regulatory agencies and the SEC, the Company expects that it will also be subject to those further guidelines and procedures. However, initial guidance respecting the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011 and, in large part that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

Finally, in addition to the foregoing, as a publicly traded corporation, the Company is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements creates risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs, and arrangements it has established for the Company's named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company's compensation programs for named executive officers. In addition, the Committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including the provisions of Section 162(m) of the Code limiting the tax deductibility of certain compensation unless it is considered performance-based under Section 409A of the Code regarding nonqualified deferred compensation, and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Share Ownership and Retention Guidelines

We believe that our named executive officers and non-employee directors should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives and directors with our stockholders, we adopted share retention and ownership guidelines for our named executive officers equal to three times salary and for our directors equal to three times annual cash retainer. Until the stock ownership guidelines are met, the executives and directors are expected to retain 50% of any applicable shares received (on a net after tax basis) under our equity compensation program. The program is subject to periodic review by the Compensation Committee.

The Company has had in place for several years an insider trading policy that permits open market transactions in Company stock beginning 48 hours after quarterly earnings have been made public until the 10th day of the third month in the quarter. In addition, our named executive officers may purchase Company stock through payroll deductions under our Employee Savings and Stock Ownership Plan. Changes to purchases under the Employee Savings and Stock Ownership Plan may only be done during the period when open market transactions are permitted. The insider trading policy requires named executive officers to request approval prior to entering into any hedging transactions involving the Company's securities.

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Summary Compensation Table

The following table provides information concerning total compensation earned or paid for services rendered in the year ended December 31, 2012, to those serving as our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive policymaking officers (of which we had two). These gentlemen were the Company's named executive officers during 2012. Compensation for 2011 and 2010 is also presented for these gentlemen, as they were our named executive officers in those years as well. In 2012, West Bank, rather than the Company, paid Messrs. Nelson, Gulling, Olafson, and Winterbottom.

Name and Principal Positions	Year	Salary (1)	Bonus (2)		Stock Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total (6)
David D. Nelson	2012	$350,000	$7,000	(7)	$70,000		$—	$28,832	$455,832
President and Chief Executive Officer	2011	275,000	74,250	(8)	68,750	(8)	—	36,327	454,327
of the Company;	2010	203,078	125,000		—		—	50,750	378,828
Chairman and Chief Executive
Officer of West Bank

Douglas R. Gulling	2012	$247,000	$4,940	(7)	$49,400		$—	$30,486	$331,826
Executive Vice President and Chief	2011	225,000	49,500	(8)	45,000	(8)	—	27,010	346,510
Financial Officer of the Company;	2010	214,789	—		—		—	18,603	233,392
Director and Chief Financial Officer
of West Bank

Harlee N. Olafson	2012	$247,000	$4,940	(7)	$49,400		$—	$30,486	$331,826
Executive Vice President and Chief	2011	210,000	88,200	(8)	—		—	23,359	321,559
Risk Officer of the Company;	2010	84,000	30,000		—		—	15,877	129,877
Director, Executive Vice President,
and Chief Risk Officer of West Bank

Brad L. Winterbottom	2012	$247,000	$4,940	(7)	$49,400		$—	$30,486	$331,826
Executive Vice President of the	2011	225,000	49,500	(8)	45,000	(8)	—	30,229	349,729
Company;	2010	214,789	—		—		—	22,042	236,831
Director and President of West Bank

(1)	Amounts reflect base salary earned during the year, before any deferrals, and including salary increases during the year, if any.

(2)	Amounts are shown in the year earned.

(3)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of awards granted during the year ended December 31, 2012, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 10 to our consolidated financial statements for the year ended December 31, 2012, which is located on page 86 of our Annual Report on Form 10-K.

(4)
Annual bonuses for 2012 performance cannot be determined until peer company financial information is available. Based upon our results and the results of our peers as of September 30, 2012, annual bonuses for 2012 would be paid out at the following maximum levels: Mr. Nelson - $210,000; Mr. Gulling - $148,200; Mr. Olafson - $148, 200; and Mr. Winterbottom - $148,200. The final determination of amounts earned for 2012 will be made after the companies included in the benchmarking peer group have filed their final results for 2012.

(5)
Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's Employee Savings and Stock Ownership Plan (including 401(k) matches and discretionary plan contributions for 2012) except for the following amounts for 2012, which represent premiums on group term life insurance coverage: Nelson - $1,140; Gulling - $846; Olafson - $846; and Winterbottom - $846.

(6)
If annual bonuses for 2012 are paid out at maximum levels, as reflected in footnote (4) above, the total compensation amounts reflected in this column will be as follows: Mr. Nelson - $665,832; Mr. Gulling - $480,026; Mr. Olafson - $480,026; and Mr. Winterbottom - $480,026.

(7)	Consists of a holiday bonus equal to 2% of annual salary paid to all officers and employees of West Bank.

(8)
Because we were subject to the TARP limitations for approximately six months of 2011, approximately 50% of annual bonuses for 2011 were paid in cash and the remaining amounts were paid in 2012 in the form of restricted stock units under the 2012 Plan that will vest 100% on May 17, 2014, subject to continued service. Mr. Olafson was not subject to TARP limitations and, therefore, received 100% of his 2011 bonus in cash.

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Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made to our named executive officers during 2012. All restricted stock unit grants reflected in the table were made under the West Bancorporation, Inc. 2012 Equity Incentive Plan, which is described in more detail in the CD&A.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Unit Awards ($)
David D. Nelson	Annual Bonus	—	—	$70,000	$140,000	$210,000	—	$—
	Restricted Stock Units	05/17/12	05/17/12	—	—	—	8,249	68,750
	Restricted Stock Units	08/01/12	07/23/12	—	—	—	8,233	70,000
Douglas R. Gulling	Annual Bonus	—	—	$49,400	$98,800	$148,200	—	—
	Restricted Stock Units	05/17/12	05/17/12	—	—	—	5,399	45,000
	Restricted Stock Units	08/01/12	07/23/12	—	—	—	5,810	49,400
Harlee N. Olafson	Annual Bonus	—	—	$49,400	$98,800	$148,200	—	—
	Restricted Stock Units	08/01/12	07/23/12	—	—	—	5,810	49,400
Brad L. Winterbottom	Annual Bonus	—	—	$49,400	$98,800	$148,200	—	—
	Restricted Stock Units	05/17/12	05/17/12	—	—	—	5,399	45,000
	Restricted Stock Units	08/01/12	07/23/12	—	—	—	5,810	49,400

Annual Bonuses

Annual bonuses for our named executive officers for 2012 will be based on quantitative and qualitative analyses. The quantitative analysis includes the Company's relative performance against a peer group of other banking organizations. The qualitative analysis will include any and all items deemed relevant by the Compensation Committee including, for example, regulatory action and changes in dividends. Based on the Compensation Committee's evaluation, it may increase or decrease the bonuses indicated from the peer comparison as it deems appropriate in its sole discretion, with all determinations by the Committee being final. Positive Company earnings are required for any bonuses to be paid to our named executive officers.

Restricted Stock Units

Because we were subject to the TARP limitations for approximately six months of 2011, approximately 50% of annual bonuses for 2011 were paid in cash and the remaining amounts were paid in 2012 in the form of restricted stock units granted on May 17, 2012 that will vest 100% on May 17, 2014, subject to continued service. These restricted stock units are reflected in the Grants of Plan-Based Awards table above for Messrs. Nelson, Gulling, and Winterbottom. Mr. Olafson was not subject to TARP limitations and, therefore, received 100% of his 2011 bonus in cash.

In July 2012, the Compensation Committee approved equity grants for our named executive officers comprised solely of restricted stock units. Mr. Nelson was awarded 8,233 restricted stock units and Messrs. Gulling, Olafson, and Winterbottom each received 5,810 restricted stock units. Each of these grants vest 20% per year subject to continued service.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning non-vested restricted stock units held as of December 31, 2012, by our named executive officers. Market values for outstanding restricted stock units are based on the closing price of our stock on December 31, 2012 (the last trading day of the year) of $10.78.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David D. Nelson	16,482 (1)	$177,676
Douglas R. Gulling	11,209 (2)	120,833
Harlee N. Olafson	5,810 (3)	62,632
Brad L. Winterbottom	11,209 (2)	120,833

(1)
Reflects 8,249 restricted stock units granted on May 17, 2012, which vest fully on May 17, 2014; and 8,233 restricted stock units granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date.

(2)
Reflects 5,399 restricted stock units granted on May 17, 2012, which vest fully on May 17, 2014; and 5,810 restricted stock units that were granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date.

(3)	Reflects 5,810 restricted stock units granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date.

Proxy Statement Table of Contents

Potential Payments Upon Termination or Change in Control
The table below sets forth the estimated amount of compensation payable to each of the named executive officers upon termination of such officer's employment in the event of (1) the officer's disability or death, (2) termination by the Company without cause or by the officer for good reason, in each case other than in connection with a change in control, and (3) termination by the Company without cause or by the officer for good reason, in each case in connection with a change in control. The amounts shown assume the termination was effective as of December 31, 2012, and that the price of Company stock as of termination was the closing price of $10.78 on December 31, 2012 (the last trading day of the year). The actual amounts to be paid can be determined only following the named executive officer's termination. We generally do not provide any benefits to our named executive officers solely as a result of a change in control.

Name	Type of Payment	Payments Upon Disability or Death	Payments Upon Termination by the Company without Cause or by the Executive for Good Reason-No Change in Control	Payments Upon Termination by the Company without Cause or by the Executives for Good Reason-Change in Control
David D. Nelson	Cash Severance	$159,038	$1,134,038	$1,621,538
	Continuation of Insurance Benefits	—	15,039	15,039
	Acceleration of Stock Awards	177,676	—	177,676
	Total	$336,714	$1,149,077	$1,814,253

Douglas R. Gulling	Cash Severance	$109,000	$446,000	$783,000
	Continuation of Insurance Benefits	—	9,711	14,567
	Acceleration of Stock Awards	120,833	—	120,833
	Total	$229,833	$455,711	$918,400

Harlee N. Olafson	Cash Severance	$94,925	$425,925	$756,925
	Continuation of Insurance Benefits	—	10,026	15,039
	Acceleration of Stock Awards	62,632	—	62,632
	Total	$157,557	$435,951	$834,596

Brad L. Winterbottom	Cash Severance	$109,000	$446,000	$783,000
	Continuation of Insurance Benefits	—	10,026	15,039
	Acceleration of Stock Awards	120,833	—	120,833
	Total	$229,833	$456,026	$918,872

Termination and Change in Control Benefits under Employment Agreement with Mr. Nelson

We entered into a new employment agreement with Mr. Nelson, effective July 23, 2012, which superseded his prior employment agreement in its entirety. Mr. Nelson will serve as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under the agreement, as well as a member of the board of directors of both entities. The initial term under Mr. Nelson's agreement ends on December 31, 2015, but the agreement renews automatically for one-year terms on January 1, 2015, and on each January 1 thereafter unless either party gives notice of non-renewal. Mr. Nelson is entitled to a minimum annual salary of $350,000 pursuant to the agreement, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreement, upon a termination of Mr. Nelson's employment by the Company without cause or by Mr. Nelson for good reason, Mr. Nelson will be entitled to severance payments equal to 200% of the sum of his base salary plus annual bonus, payable in 24 equal monthly installments following the date of termination, as well as 18 months of continued medical coverage. If such a termination occurs within six months before or two years following a change in control, Mr. Nelson will be entitled to severance payments equal to 300% of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage. All of the aforementioned severance benefits are contingent upon Mr. Nelson's execution of a general release of claims. Under the agreement, Mr. Nelson will be subject to 24-month non-compete and non-solicit restrictive covenants following the termination of his employment.

Proxy Statement Table of Contents

Termination and Change in Control Benefits under Employment Agreements with Messrs. Gulling, Olafson, and Winterbottom

We entered into new employment agreements with each of Messrs. Gulling, Olafson, and Winterbottom, effective July 23, 2012, which superseded their prior employment agreements in their entirety. Under their respective agreements, Mr. Gulling will serve as Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer of West Bank, Mr. Olafson will serve as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom will serve as Executive Vice President of the Company and President of West Bank. Each individual will also serve as a member of the board of directors of West Bank. The initial term under each agreement ends on December 31, 2014, but the agreements renew automatically for one-year terms on January 1, 2014, and on each January 1 thereafter unless either party gives notice of non-renewal. Messrs. Gulling, Olafson, and Winterbottom are each entitled to a minimum annual salary of $247,000 pursuant to their agreements, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreements, upon a termination of the respective executive's employment by the Company without cause or by the executive for good reason, the executive will be entitled to severance payments equal to 100% of the sum of his base salary plus annual bonus, payable in 12 equal monthly installments following the date of termination, as well as 12 months of continued medical coverage. If such a termination occurs within six months before or two years following a change in control, the executive will be entitled to severance payments equal to 200% of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage. All of the aforementioned severance benefits are contingent upon the respective executive's execution of a general release of claims. Under the agreements, Messrs. Gulling, Olafson, and Winterbottom will be subject to 12-month non-compete and non-solicit restrictive covenants following termination of employment (24 months if the termination occurs following a change in control of the Company).

Termination and Change in Control Benefits under 2012 Equity Incentive Plan

All restricted stock units under the 2012 Plan then held by the participant will become fully vested immediately if (1) the 2012 Plan and the respective award agreements are not fully assumed in the change in control or (2) the 2012 Plan and the respective award agreements are fully assumed in the change in control and the participant incurs a termination of service by the Company or a subsidiary without cause or by the participant for good reason.

Further under the 2012 Plan, all restricted stock units generally will become fully vested upon the participant's termination of service due to the participant's disability or the participant's death.

Proxy Statement Table of Contents

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved McGladrey LLP, an independent registered public accounting firm, as the principal accountant for the Company for the fiscal year ended December 31, 2013.  McGladrey LLP will conduct the audit of the Company and its subsidiary for 2013.  McGladrey LLP was also the Company's principal accountant and performed the audit in 2012.

A representative from McGladrey LLP will be present at the Annual Meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees

During the period covering the fiscal years ended December 31, 2012 and 2011, McGladrey LLP and RSM McGladrey, Inc. (through November 30, 2011, RSM McGladrey, Inc. was an affiliate of McGladrey LLP) performed the professional services listed in the following table.

	2012	2011
Audit fees (1)	$248,345	$240,000
Audit-related fees (2)	27,500	25,000
Tax fees (3)	12,270	8,105
All other fees (4)	2,313	35,424
Total	$290,428	$308,529

(1)
Audit fees represent fees for professional services provided for the audit of the Company's annual financial statements, review of the Company's quarterly financial statements in connection with the filing of current and periodic reports, FHA compliance audit, and reporting on internal controls in accordance with Section 404 of Sarbanes-Oxley.

(2)	Audit-related fees represent the audit of the Company's Employee Savings and Stock Ownership Plan, filing of a registration statement in 2012, and consultation on accounting issues.

(3)	Tax fees represent fees for professional services related to tax compliance, which included review of tax returns and tax advice on several accounting issues.

(4)	All other fees represent fees for consulting related to software installation.

The Audit Committee considered whether the non-audit services provided to the Company by McGladrey LLP are compatible with maintaining McGladrey LLP's independence and concluded that the independence of McGladrey LLP is not compromised by the provision of such services. The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

GENERAL MATTERS

Certain Relationships and Related Transactions

Certain directors of the Company have direct and indirect material interests in loans made by West Bank.  All of the loans were made in West Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.  None of the loans have been classified as nonaccrual, past due, restructured, or potential problem loans. The Board considered these loans when considering the independence of its directors and determined that such loans did not prevent the relevant directors from being able to serve as independent directors.

The Audit Committee's charter requires the Audit Committee to review and approve all related party transactions that must be disclosed.  All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank involving $120,000 or more, are reviewed to determine whether all material facts of the transaction are known to the Audit Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company and West Bank.  The Audit Committee completed the required review of the fiscal year 2012 related party transactions, and all transactions were approved and ratified.

Proxy Statement Table of Contents

2014 Stockholder Proposals

Any proposal which a stockholder intends to present at the 2014 annual meeting of stockholders must be received by the Company by November 6, 2013, in order to be eligible for inclusion in the Company's proxy statement and proxy card relating to such meeting, unless the date of the 2014 annual meeting is changed by more than 30 days from April 25, 2014, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2014 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable SEC regulations governing stockholder proposals and the solicitation of proxies.

Stockholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Contact Alice A. Jensen, Corporate Secretary, at the address below to obtain the Board Membership Criteria established by the Board.

2.	Provide Ms. Jensen with a typewritten recommendation naming the proposed candidate and specifically explaining how the candidate meets the criteria adopted by the Board.

3.	Submit the recommendation to Ms. Jensen no later than 120 days prior to the expected mailing date of the proxy (November 6, 2013).

4.
Prove the person making the recommendation is a Company stockholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

5.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

6.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed or hand delivered to:

Ms. Alice A. Jensen
Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Stockholder Communications

It is the general policy of the Board that management speaks for the Company.  To the extent stockholders wish to communicate with a Company representative, they may do so by contacting Douglas Gulling, Executive Vice President and Chief Financial Officer, 1601 22nd Street, West Des Moines, Iowa 50266.  Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankiowa.com.

The Company has a process for stockholders to send communications to the Board or any of its individual members.  Any stockholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above.  Mr. Gulling will forward all appropriate stockholder communications to the full Board or its individual members as appropriate. Mr. Gulling will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Form 10-K

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Alice A. Jensen, Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company's Form 10-K will also be available on the SEC's website at http://www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (www.westbankiowa.com).

Proxy Statement Table of Contents

Delivery of Documents to Stockholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more stockholders who share an address.  The Company will promptly deliver additional copies of its proxy statement, summary annual report, and the annual report on Form 10-K to any stockholder who makes such a request.  Any stockholder who wishes to receive separate copies of these documents in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or 515-222-2300.  Alternatively, any stockholders sharing an address who are receiving multiple copies of these documents may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen
Secretary
West Bancorporation, Inc.
March 6, 2013

West Bancorporation, Inc.
Annual Meeting of Stockholders Thursday, April 25, 2013 4:00 p.m. 1601 22nd Street West Des Moines, Iowa

Voter Control Number

Proxy Number

		Account Number		Shares

You may vote by:
INTERNET proxy.ilstk.com	May vote until 11:59 p.m. CST one day prior to meeting date. (DO NOT return card if voting by internet)	MAIL	☐	With the Board of Directors on all
		Return in the		Proposals (must sign and date below)
		envelope provided.		OR
SCAN & E-MAIL	info@ilstk.com (must sign and date below)	(Allow 10 days	☐	Against the Board of Directors on all
		for mail delivery)		Proposals (must sign and date below)
FAX	630.480.0641 (must sign and date below)			OR
Make individual selections
below (must sign and date below)

NUMBER OF PERSONS ATTENDING

WEST BANCORPORATION, INC., WEST DES MOINES, IOWA
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2013
The undersigned hereby appoints David R. Milligan and David D. Nelson, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of common stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 21, 2013, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said corporation to be held in the David L. Miller Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 25, 2013, at 4:00 p.m. Central Time, and any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, and 3.
		FOR	VOTE WITHHELD		FOR	VOTE WITHHELD
1. Election of Directors:	01 Frank W. Berlin	☐	☐	08 David R. Milligan	☐	☐
	02 Thomas A. Carlstrom	☐	☐	09 George D. Milligan	☐	☐
	03 Joyce A. Chapman	☐	☐	10 David D. Nelson	☐	☐
	04 Steven K. Gaer	☐	☐	11 James W. Noyce	☐	☐
	05 Michael J. Gerdin	☐	☐	12 Robert G. Pulver	☐	☐
	06 Kaye R. Lozier	☐	☐	13 Lou Ann Sandburg	☐	☐
	07 Sean P. McMurray	☐	☐	14 Philip Jason Worth	☐	☐

2. To approve, on a non-binding basis, the 2012 compensation of the named executive officers disclosed in the proxy statement.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To ratify the appointment of McGladrey LLP as the Company's independent registered public accounting firm for 2013.
☐ FOR	☐ AGAINST	☐ ABSTAIN
4. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).  IF NO DIRECTION IS GIVEN FOR A PARTICULAR MATTER, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1; (2) FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN PROPOSAL 2; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; AND (4) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE
NOTE: PLEASE DATE THE PROXY AND SIGN IT EXACTLY AS THE NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.